EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Oracle Corporation pertaining to the SPL WorldGroup Holdings, LLC 2005 Option Plan and the SPL WorldGroup Holdings, LLC 2004 Equity Incentive Plan of our reports dated July 20, 2006, with respect to the consolidated financial statements and schedule of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2006, Oracle Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oracle Corporation, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Francisco, California
November 13, 2006